Exhibit 99

August 23, 2005	Contact Information:
For immediate release	Standard Aero Holdings, Inc
Investor_relations@standardaero.com
Standard Aero Holdings, Inc. Report of Second Quarter Results
San Antonio, Texas — August 23, 2005
Standard Aero Holdings, Inc. (Standard Aero), a leading independent provider of aftermarket maintenance, repair and overhaul (MRO) services for gas turbine engines used primarily for military, regional and business aircraft, today reported its summary results for the quarter ended June 30, 2005.
In August 2004, Standard Aero acquired the MRO business of Dunlop Standard Aerospace Group Limited (Dunlop Standard) from Meggitt plc; this transaction is referred to in this release as the “Acquisition.” Results for the quarter ended June 30, 2005 reflect the results of Standard Aero Holdings, Inc. while the results for the quarter ended June 30, 2004 reflect the results of the MRO business of Dunlop Standard. Due to the change in ownership, and the resultant application of purchase accounting, Dunlop Standard pre-Acquisition combined financial statements and Standard Aero’s post-Acquisition consolidated financial statements have been prepared on different bases of accounting and are not necessarily comparable.
Revenues
Revenues for the three months ended June 30, 2005 were $171.8 million, a decrease of $18.1 million, or 10%, compared to the three months ended June 30, 2004. This decrease was primarily attributable to decline in military MRO services due to reductions during the quarter in the operational tempo and funding of the United States military and increases in serviceable engine inventory levels of the United States Air Force as well as a decline in per-unit regional turbojet revenues primarily as a result of reduced AE3007 workscopes. The decline in revenue has been partially offset by an increase in revenue from regional airline turboprop end users driven largely by increased utilization and improving economic conditions for turboprop aircraft.
The Company’s redesign services revenue declined during the quarter as existing contracts for its Redesign services neared completion. The Company believes the revenues for its Redesign services will increase during the remainder of 2005 as it begins to generate revenues from its new subcontract agreements with Battelle Columbus Operations to provide redesign services to the United States Air Force at Oklahoma City, Oklahoma and Ogden, Utah.
Revenues for the six months ended June 30, 2005 were $359.2 million, a decrease of $8.7 million, or 2%, compared to the six months ended June 30, 2004.
Income from operations
Income from operations decreased by $11.7 million or 51%, to $11.2 million for the three months ended June 30, 2005 compared to $22.9 million for the three months ended June 30, 2004. Income from operations for the six months ended June 30, 2005 decreased by $12.8 million or 30% to $29.3 million compared to $42.1 million for the six months ended June 30, 2004. The decrease is primarily due to the decrease in revenues described above and increased professional fees, the bid and proposal expenses incurred in connection with winning the Battelle Columbus redesign contracts, management fees and amortization of intangible assets. The increase in amortization expense during these periods was driven primarily by the effect of purchase accounting associated with the Acquisition.
Standard Aero routinely reviews its direct and support costs and makes adjustments it deems appropriate based on MRO volumes for specific contracts and engine platforms. In July 2005, the Company instituted a cost reduction program to specifically address volume reductions in certain of its engine programs. As a result of this program, Standard Aero expects to reduce costs, including staff levels. The total related one-off charges the Company estimates to incur in 2005 will be approximately $2.0 million.

Net Income
Net income for the three months ended June 30, 2005 decreased to $2.8 million from $13.1 million for the three months ended June 30, 2004. Net income for the six months ended June 30, 2005 decreased to $9.3 million from $23.8 million for the six months ended June 30, 2004.
Adjusted EBITDA
Adjusted EBITDA, as defined by the Company’s senior secured credit agreement, was $18.6 million for the three months ended June 30, 2005, a decrease of 35% compared to Adjusted EBITDA of $28.5 million for the three months ended June 30, 2004. Adjusted EBITDA was $43.9 million for the six months ended June 30, 2005, a decrease of 16% compared to Adjusted EBITDA of $52.2 million for the six months ended June 30, 2004. Adjusted EBITDA has been negatively impacted by volume decreases, increased professional fees and expenses incurred in preparing bid proposals for redesign contracts. The Company expects that Adjusted EBITDA will be favorably impacted by the Company’s new redesign contracts and also by the staff reductions described above.
Information concerning Adjusted EBITDA has been included because the Company uses this measure to evaluate its compliance with covenants under its senior secured credit agreement. The Company also believes that Adjusted EBITDA provides useful information regarding its ability to service and incur debt. Adjusted EBITDA is not a recognized term under generally accepted accounting principles (GAAP), and should not be considered in isolation or as an alternative to net income, net cash provided by operating activities or other measures prepared in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be an indicator of free cash flow available for management’s discretionary use, as it does not consider certain cash requirements such as capital expenditures, tax payments and debt service requirements. Adjusted EBITDA is not necessarily comparable to similarly titled measures reported by other companies. A reconciliation of Adjusted EBITDA to net income is provided below.
Indebtedness, Cash and Capital Expenditures
At June 30, 2005, the Company’s total indebtedness was $473.4 million and cash on hand was $0.1 million. Net capital expenditures during the six months ended June 30, 2005 were $10.4 million, compared to $6.4 million during the six months ended June 30, 2005. On February 28, 2005, the Company made an optional prepayment under its senior credit facility of $15.0 million which has been applied against its future scheduled payments.
Recent Developments
On June 20, 2005, the Company completed negotiations and signed exclusive contracts with GoJet Airlines of St. Louis, Missouri to service their fleet of CF34-8 engines and RE220 Auxiliary Power Units powering their new fleet of CRJ-700 regional jets. The Company anticipates these contracts will generate revenues of approximately $75 million over the course of the next 15 years.
On April 29, 2005, the United States Airforce awarded Battelle Columbus Operations a $500 million indefinite delivery/indefinite quantity contract to design, develop, construct, install, implement and deliver a lean and cellular transformation of the aircraft, engines and commodities maintenance, repair and overhaul processes and industrial facilities at the Oklahoma City Air Logistics Center. The Company’s Redesign Services business has been chosen as a subcontractor to Battelle Columbus Operations to provide redesign services under this contract.
Restatement and Reclassification
On August 15, 2005, the Company announced that it would restate and reclassify its audited consolidated financial statements for the period from August 25, 2004 to December 31, 2004 and as of December 31, 2004 and for the interim unaudited financial information for the first quarter of 2005 to reflect the non-cash effect of changes in the recorded amount of the Company’s foreign deferred tax liabilities. Further information will be available in the Company’s second quarter report on Form 10-Q and is available in its Post Effective Amendment on Form S-4 filed with the Securities and Exchange Commission on August 18, 2005.

David Shaw, the Company’s chief executive officer stated, “We are extremely pleased with our contract wins this quarter to provide CF34 MRO to GoJet Airlines and redesign services to the US Air Force via subcontract with Battelle. We are actively reducing expenses and support levels in our US military and AE3007 businesses in this quarter. Despite softness in these two areas, our other engine lines remained very strong. We are actively seeking new business to increase our revenues and cash flows by building on our position as a leading MRO provider for regional, military and business aircraft. Our related redesign services is developing into an exciting growth opportunity as well. We believe we remain well positioned to meet our long term objectives specifically in our regional jet MRO and military outsourcing initiatives.”
The Company expects to file second quarter report on Form 10-Q on Wednesday, August 24, 2005. Standard Aero will hold its quarterly conference call on Thursday, August 25, 2005 at 2:00 pm (New York City time). Call in details are as follows: 1-800-838-5953, reservation number 21258880. A replay of the call will be available from 4:00 pm (New York City time) on August 25, 2005 until 12:00 am (New York City time) on September 2, 2005, by calling 1-800-558-5253, reservation number 21258880.
About Standard Aero Holdings, Inc
Standard Aero is one of the world’s largest independent providers of MRO services for small gas turbine engine and engine accessories. Standard Aero performs repair and overhaul on Rolls-Royce, General Electric, Pratt & Whitney Canada and Honeywell, engines used in regional airlines, business aviation, military and government aircraft and in industrial applications.
Notice Regarding Forward-Looking Statements
Information in this release may involve guidance, expectations, beliefs, plans, intentions or strategies regarding the future. These forward-looking statements involve risks and uncertainties. All forward-looking statements included in this release are based upon information available to the Company as of the date of the release, and the Company assumes no obligation to update any such forward-looking statements. The statements in this release are not guarantees of future performance and actual results could differ materially from current expectations. Numerous factors could cause or contribute to such differences, many of which are beyond the company’s control.

Standard Aero Holdings, Inc.
Condensed Consolidated and Combined Statements of Operations
(unaudited)

	Three months ended
	June 30, 2005	June 30, 2004
(In thousands)	(Successor)	(Predecessor)

Revenues	$171,781	$189,917
Operating expenses
Cost of revenues	(145,264)	(154,748)
Selling, general and administrative	(12,851)	(11,531)
Amortization of intangible assets	(2,446)	(688)

Total operating expenses	(160,561)	(166,967)

Income from operations	11,220	22,950
Interest expense	(8,547)	(1,896)

Income before income taxes	2,673	21,054
Provision for income taxes	126	(7,924)

Net income	$2,799	$13,130

	Six months ended
	June 30, 2005	June 30, 2004
(In thousands)	(Successor)	(Predecessor)

Revenues	$359,195	$367,868
Operating expenses
Cost of revenues	(299,569)	(301,978)
Selling, general and administrative	(25,395)	(22,440)
Amortization of intangible assets	(4,892)	(1,376)

Total operating expenses	(329,856)	(325,794)

Income from operations	29,339	42,074
Interest expense	(17,475)	(3,835)

Income before income taxes	11,864	38,239
Provision for income taxes	(2,587)	(14,418)

Net income	$9,277	$23,821

Standard Aero Holdings, Inc.
Condensed Consolidated Balance Sheets
(unaudited)

(In thousands)	June 30, 2005	December 31, 2004
	(Successor)	(Successor)
		Restated
Assets
Current assets
Cash and cash equivalent	$83	$27,891
Accounts receivable (less allowance for doubtful accounts of $3,932 and $3,909 at December 31, 2004 and June 30, 2005, respectively)	102,022	111,992
Inventories	150,026	146,875
Prepaid expenses and other current assets	7,705	10,994
Income taxes receivable	7,225	4,563
Deferred income taxes	3,584	4,118

Total current assets	270,645	306,433

Deferred finance charges	19,446	21,215
Deferred income taxes	3,545	3,856
Property, plant and equipment, net	139,740	136,140
Intangible assets, net	230,874	237,280
Goodwill	240,490	240,490

Total assets	$904,740	$945,414

Liabilities and divisional equity
Current liabilities
Accounts payable	$77,614	$106,419
Other accrued liabilities	23,481	24,015
Due to related parties	3,940	2,808
Unearned revenue	12,092	12,519
Accrued warranty provision	5,752	6,907
Income taxes payable	6,640	8,608
Current portion of long-term debt	1,825	1,985

Total current liabilities	131,344	163,261

Deferred income taxes	82,193	84,522
Long-term debt	471,570	487,261

Total liabilities	685,107	735,044

Shareholders equity
Common Stock (1,000 shares authorized, issued and outstanding, par value $0.01)	—	—
Additional paid in capital	215,000	215,000
Retained earnings (deficit)	4,595	(4,682)
Accumulated other comprehensive income	38	52

Total shareholders equity	219,633	210,370

Total liabilities and shareholders equity	$904,740	$945,414

Standard Aero Holdings, Inc.
Condensed Consolidated and Combined Statements of Cash Flows
(unaudited)

	Six months ended
	June 30, 2005	June 30, 2004
(In thousands)	(Successor)	(Predecessor)

Cash provided by (used in)
Operating activities
Net income for the period	$9,277	$23,821
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	13,218	10,151
Amortization of deferred finance costs	1,769	272
Deferred income taxes	(505)	(3,423)
Other	(9)	47
Changes in assets and liabilities
Accounts receivable	5,292	(33,838)
Inventories	(3,151)	(35,943)
Prepaid expenses	3,275	397
Accounts payable and other accrued liabilities	(30,921)	66,742
Income taxes payable and receivable	(5,609)	(657)

Net cash provided by (used in) operating activities	(7,364)	27,569

Investing activities
Acquisition of intangibles — licenses	—	(125)
Acquisition of rental assets and spare engines	(9,293)	(6,889)
Acquisition of property, plant and equipment	(5,882)	(4,202)
Proceeds on disposal of rental assets and spare engines	4,730	4,845
Proceeds on disposal of property, plant and equipment	42	12

Net cash used in investing activities	(10,403)	(6,359)

Financing activities
Repayment of long-term debt	(15,851)	(843)
Change in due to (from) related parties	5,810	2,366

Net cash provided by (used in) financing activities	(10,041)	1,523

Net (decrease) increase in cash and cash equivalents	(27,808)	22,733
Cash and cash equivalents — beginning of period	27,891	22,698

Cash and cash equivalents — end of period	$83	$45,431

Standard Aero Holdings, Inc.
Reconciliation of Net Income to Adjusted EBITDA
(unaudited)
Our Adjusted EBITDA is calculated as follows:

	Three months ended		Six months ended
	June 30, 2005	June 30, 2004	June 30, 2005	June 30, 2004
(In millions)	(Successor)	(Predecessor)	(Successor)	(Predecessor)

Net income	2.8	13.1	9.3	23.8
Add:
Depreciation and amortization	6.5	5.5	13.2	10.2
Interest expense	8.5	1.9	17.5	3.8
Provision for income taxes	(0.1)	7.9	2.6	14.4
Management Fee	0.4	—	0.8	—
Other (1)	0.6	—	0.6	—

Adjusted EBITDA	18.6	28.5	43.9	52.2

(1)	Other includes financing costs associated with the registration statement and severance costs.